EXHIBIT 4 OPINION OF COUNSEL AND CONSENT

March 21, 2007

Board of Directors
Cyberspace Vita, Inc.
74-090 El Paseo, Suite 205
Palm Desert, California 92260

     Re: Cyberspace Vita

Gentlemen:

The undersigned is counsel for Cyberspace Vita, Inc. I have been requested to render an opinion on the tradeability of the 100,000 shares of Cyberspace Vita proposed to be sold pursuant the Cyberspace Vita's Registration Statement on Form SB-2. In rendering this opinion, I have reviewed Cyberspace Vita's Registration on Form SB- 2, company articles of incorporation and by laws and other corporate documents. All representations made to me in Cyberspace Vita documents and by company officers and directors are deemed to be accurate. It is my opinion that the shares to be issued will be free trading shares. It is further my opinion that:

1. Cyberspace Vita is a corporation duly organized, validly existing and in good standing and is qualified to do business in each jurisdiction in which such qualification is required.


2. That the shares of common stock to be issued by Cyberspace Vita have been reserved and have been duly and properly approved by Cyberspace Vita's Board of Directors.

3. That the shares of stock will be legally issued, fully paid, and non-assessable when sold, and will be a valid and binding obligation of the corporation.

4. That the shares of common stock have not been but will be registered under the Securities Act of 1933, as amended (the "Act"), and will be registered by coordination with or exempt from the securities laws of the state jurisdictions in which they will be sold.

I hereby consent to the use of this opinion in Cyberspace Vita's Registration Statement on Form SB-2. Please feel free to contact the undersigned should you have any further questions regarding this matter.

Very truly yours,

/s/ Henry Casden
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HENRY CASDEN